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                                                                     Exhibit 11

                                  INTERNATIONAL PAPER COMPANY
                        STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                            (In millions, except per share amounts)

                                                            For the Years Ended December 31
                                                           ---------------------------------

                                                               1993       1992       1991
                                                           ----------  ---------  ----------
Net earnings                                                $   289    $    86    $   184

Debenture interest savings, net of taxes,
 assuming conversion of convertible
 subordinated debentures                                          *          *          *
                                                           --------    -------    -------

Primary and fully diluted net earnings                     $    289    $    86    $   184
                                                           --------    -------    -------
                                                           --------    -------    -------

Earnings per common share                                  $   2.34    $  0.71    $  1.66
                                                           --------    -------    -------
                                                           --------    -------    -------

Primary and fully diluted earnings per share               $   2.34    $  0.71    $  1.66
                                                           --------    -------    -------
                                                           --------    -------    -------

PRIMARY SHARES

Average shares outstanding                                    123.2      121.4      110.5
Shares assumed to be repurchased using
 long-term incentive plan deferred compensation
 at average market price                                       (0.4)      (0.3)      (0.3)
Shares assumed to be issued upon exercise
 of stock options, net of treasury buyback
 at average maket price                                         0.4        0.5        0.6
Shares assumed to be issued upon conversion
 of convertible subordinated debentures                           *          *          *
                                                           --------    -------    -------

Primary shares                                                123.2      121.6      110.8
                                                           --------    -------    -------
                                                           --------    -------    -------

FULLY DILUTED SHARES

Average shares outstanding                                    123.2      121.4      110.5

Shares assumed to be repurchased using
 long-term incentive plan deferred compensation
 at year-end market price
 (if higher than average market price)                         (0.3)      (0.3)      (0.3)
Shares assumed to be issued upon exercise
 of stock options, net of treasury buyback
 at year-end market price (if higher than
 average market price)                                          0.5        0.5        0.8
Shares assumed to be issued upon conversion
 of convertible subordinated debentures                           *          *          *
                                                           --------    -------    -------

Fully diluted shares                                          123.4      121.6      111.0
                                                           --------    -------    -------
                                                           --------    -------    -------

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The Company reports earnings per common share as the effect of dilutive secur-
ities is less than 3%.
* Convertible subordinated debentures are antidilutive in 1993, 1992 and 1991.